EXHIBIT 23(b)


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Southwestern Public Service Company on Form S-8 of our reports dated October 7, 1994, and October 28, 1994, appearing in the Annual Report on Form 10-K of Southwestern Public Service Company for the year ended
August 31, 1994, and in the Annual Reports on Form 11-K of the Tax Benefit Plan and Trust and the Employee Stock Ownership Plan of Southwestern Public Service Company for the year ended August 31, 1994, respectively.


DELOITTE & TOUCHE LLP

Dallas, Texas
February 24, 1995